AMENDED AND RESTATED DISTRIBUTION AND SERVICING AGREEMENT
                      FOR VARIABLE UNIVERSAL LIFE CONTRACTS

This Amended and Restated Distribution and Servicing Agreement for Variable Universal Life Contracts (the "Agreement") is made effective as of January 1, 2015 by and between CMFG Life Insurance Company ("CMFG Life"), a mutual life insurance company, and CUNA Brokerage Services, Inc. ("CBSI" and, with CMFG Life, the "Parties"), a registered broker-dealer.

WHEREAS, CMFG Life and CBSI have entered into the existing Amended and Restated Distribution Agreement, made effective as of January 1, 2008, and the Amended and Restated Servicing Agreement, made effective as of January 1, 2008, (together, the "Prior Agreements"), which govern the distribution of CMFG Life's variable universal life contracts.

WHEREAS, CMFG Life's business of variable life contracts is in runoff, and has been in runoff for more than 5 years.

WHEREAS, the Parties wish to amend and restate their and replace the Prior Agreements with this Agreement.

NOW, THEREFORE, for good and valuable considerations, the Parties agree as follows:

1. Appointment. CBSI agrees to continue to act as CMFG Life's principal underwriter and distributor for all of CMFG Life's variable universal life contracts which require distribution by a registered broker-dealer.

2. Duties of CBSI.

   a. Registration Under the 1934 Act. CBSI is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and has secured and will maintain authorizations, licenses, qualifications, and permits necessary to perform its obligations under this Agreement in those states requested by CMFG Life.

   b. Membership in the Financial Industry Regulatory Authority. CBSI currently holds and shall maintain a membership in the Financial Industry Regulatory Authority ("FINRA").

   c. Responsibility for Securities Activities.
      CBSI shall assume full responsibility for the securities activities of all persons engaged directly or indirectly in the distribution operations for CMFG Life's variable universal life products, including but not limited to training, supervision, and control as contemplated under appropriate provisions of the 1934 Act and regulations thereunder and by the rules of FINRA. All persons directly or indirectly involved in such variable universal life securities activities shall be registered representatives or registered principals of CBSI as appropriate to their activities. Also, each registered representative selling the product and at least one registered principal shall be properly licensed as an insurance agent of CMFG Life.

      Further, CBSI represents and warrants that during the term of this Agreement, it will maintain and implement (a) policies and procedures designed to comply with all applicable rules of

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      FINRA, including but not limited to rules relating to suitability of variable universal life recommendations, (b) a training program for its registered representatives designed to ensure that such persons gather information concerning a customer's financial status, tax status, investment objective and other relevant information prior to recommending the purchase or exchange of a variable universal life contract and (c) a reasonable system of sales supervision designed to achieve compliance with the rules of FINRA. CBSI agrees to provide a report to CMFG Life upon request, certifying that CBSI is in compliance with items (a) through (c) above. Each such report shall be certified by a senior manager of CBSI who has responsibility for items (a) through (c). CBSI understands and acknowledges that CMFG Life may conduct an inspection and/or audit of CBSI on a periodic basis to ensure compliance with items
      (a) through (c) above, and CBSI agrees to make reasonable accommodation to CMFG Life to enable CMFG Life to inspect documents directly related to the sale and suitability of any CMFG Life variable universal life product, which documents CBSI shall be responsible for maintaining.

   d. Appointment of Registered Persons and Maintenance of Personnel Records. CBSI shall have the authority and responsibility for the appointment and registration of those persons who will be registered representatives and registered principals. CBSI shall direct the maintenance of all personnel records of such persons.

   e. Maintenance of Net Capital. CBSI shall maintain required net capital at levels which will comply with maximum aggregate indebtedness provisions under the provisions of the 1934 Act, any regulation thereunder, and any FINRA rules

   f. Required Reports. CBSI shall have the responsibility for preparation and submission of any reports or other materials required by any regulatory authority having proper jurisdiction.

   g. Limitations on Authority. CBSI is not authorized to give any information or to make any representations concerning the variable universal life contracts of CMFG Life other than the statements contained in the current registration statement filed with the Securities and Exchange Commission or such sales literature as may be authorized by CMFG Life.

3. Duties of CMFG Life.

   a. Maintenance of Accounting Records. Except as set forth above, CMFG
      Life shall maintain and hold, on behalf of and as agent for CBSI, those records pertaining to variable universal life contracts required to be maintained and preserved by the 1934 Act, any regulations thereunder, and any applicable FINRA rules. All such books and records are, and shall at all times remain, the property of CBSI and shall at all times be subject to inspection by duly authorized officers, auditors, and representatives of CBSI and by the Securities and Exchange Commission, FINRA, and other regulatory authorities having proper jurisdiction.

   b. Confirmation of Transactions. On behalf of CBSI and acting as agent for CBSI, CMFG Life shall confirm all transactions required to be confirmed in the form and manner required by the 1934 Act, any regulations thereunder, and any FINRA rules.

   c. Furnishing Materials. CMFG Life shall furnish to CBSI copies of prospectuses, financial statements and other documents which CBSI reasonably requests for use in connection with the solicitation, sale and distribution of CMFG Life's variable universal life contracts.

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4. Compensation. As compensation for services to be performed pursuant to this Agreement, CMFG Life shall pay CBSI the amounts specified in Exhibit A in the manner set forth in such Exhibit.

5. Term and Termination. This Agreement shall commence on the Effective Date and shall continue for an indefinite period. This Agreement may be terminated at any time by either party upon written notice to the other stating the date when such termination shall be effective, provided that this Agreement may not be terminated or modified by either party if the effect would be to put CBSI out of compliance with the "net-capital" requirements of the 1934 Act. Default of any kind shall not have the effect of terminating this Agreement. To the extent required by applicable law, notice of termination shall be provided to the Iowa Commissioner of Insurance.

6. Oversight; Annual Review. CMFG Life shall maintain oversight for the actions taken by CBSI hereunder. At least annually, the Parties hereto shall review the provision of goods and services hereunder to ensure that they have been provided in an acceptable manner.

7. Miscellaneous.

   a. Other Agreements. This Agreement supersedes any and all agreements, including the Prior Agreements, previously made by the parties relating to the subject matter hereof, and there are no understandings or agreements other than those incorporated in this Agreement; provided, however, that the Parties shall cooperate to create any necessary audit documentation regarding the amounts paid under this Agreement, and any previous such documentation shall not be superseded by this Agreement.

   b. Books and Records.

        i. Ownership of Records. Except as otherwise set forth herein, all business records and reports, studies, documents and other information generated pursuant to or relating to this Agreement or the goods and services provided hereunder (the "Records") are and shall remain the property of the Party that created them.

       ii. Access to Records. Each Party shall make reasonably available to the other Party, their agents, attorneys and accountants, at all times during normal business hours, all applicable Records owned by it under subsection (b)(i). Each Party shall promptly respond to any questions from the other Party with respect to applicable Records and shall confer with one another at all reasonable times, upon request, concerning this Agreement and the Parties' applicable operations.

      iii. Insurers' Books and Records. Notwithstanding the foregoing, any books and records that are required, by applicable law, to be the property of a Party that is an insurance company shall be the property of that insurance company.

      iv. Other. Payments to and on behalf of each Party shall be properly reflected on the books and records of each Party, so as to be in compliance with applicable law and regulation.

   c. Indemnification. Each Party (the "Indemnitor") will indemnify the other Party (an "Indemnitee")

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      and the Indemnitee's directors, shareholders, officers, agents and employees and hold each of them harmless from and against any losses, damages, judgments and other costs, fees and expenses, including reasonable attorneys' fees, resulting from any breach by the Indemnitor of this Agreement or from the gross negligence, fraud or willful misconduct of employees and permissible contractors and agents of the Indemnitor.

   d. No Advancements. Except as explicitly contemplated by this Agreement, no Party shall make any advancement to the other Party hereunder. In no event may a Party hereunder make any advancements to the other Party, except to pay for services provided hereunder.

   e. Receivership of a Party. If a Party is placed in receivership or seized by an insurance commissioner or department, then (a) all rights of such Party shall extend to the appropriate insurance commissioner, receiver and/or insurance department and (b) all Records shall be made available to the insurance commissioner, receiver and/or insurance department and shall be turned over to the insurance commissioner, receiver and/or insurance department immediately upon request. If any Party is placed in receivership or seized by an insurance commissioner or department, then the other Parties shall continue to maintain any systems, programs and other infrastructure used or useful to provide the goods and services pursuant to this Agreement so long as such Party is receiving timely payments required by this Agreement; provided, however, that in such circumstances, the Parties shall have the termination rights set forth in the section titled "Term and Termination" above.

   f. Funds and Invested Assets. All funds and invested assets of a Party shall remain the exclusive property of such Party, and shall remain subject to the control of such Party.

   g. Governing Law. This Agreement shall be governed by the laws of the State of Iowa.

IN WITNESS WHEREOF, the undersigned, as duly authorized officers, have caused this Agreement to be executed on behalf of their respective companies.

CMFG LIFE INSURANCE COMPANY                CUNA BROKERAGE SERVICES, INC.

/s/Alastair C Shore                        /s/Timothy S Halevan

-------------------------------            -----------------------------

BY: Alastair C. Shore                      BY: Timothy S. Halevan
    ---------------------------                -------------------------

TITLE: EVP, CFO & Treasurer                TITLE: President
       ------------------------                   ----------------------

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                                    EXHIBIT A

 1. CMFG Life shall pay to and on behalf of CBSI, as a dealer concession either the following, or other amounts that are the actuarial equivalent of the following:

         (1) First Policy Year: One hundred five percent (105%) of the premium received up to the Minimum Premium and seven and three tenths percent (7.3%) of any premium in excess of the Minimum Premium. The Minimum Premium is the minimum annual amount that, if paid each year for the first three years, will keep the No- Lapse Guarantee in effect for that time. The Minimum Premium is recorded on the specifications page of each Policy. The No-Lapse Guarantee is described in the Policy prospectus.

         (2)    Second Through Tenth Policy Years: Five percent
                (5%) of premium received each year up to and including the tenth policy year.

         (3)    Increase in Specified Amount: The amount of
                Minimum Premium will be determined as though a new policy had been issued for the amount of the increase, except that the monthly policy fee will not be included in the Minimum Premium calculation. The amount of the dealer concession is as described above under "First Policy Year" and "Second Through Tenth Policy Years."

 2. CBSI shall pay to its registered representatives and to other broker dealers the compensation specified in the various agreements between the parties for products sold by such registered representatives on behalf of CMFG Life.

All fee payments shall be due within 30 days of presentment in good order. Presentment shall occur monthly or at other times agreed upon by the Parties, but in no event less frequently than quarterly.

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